Exhibit 99.01


To the U.S. Securities and Exchange Commission:
Washington, DC

Arthur Andersen LLP ("Andersen") has represented to Boots & Coots International Well Control, Inc. that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


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